Exhibit 99.3









AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Next Day Corporation

One-Month Period Ended December 31, 2001 (Successor Period); Eleven-Month Period Ended November 30, 2001; and Years Ended December 31, 2000 and 1999 (Predecessor Periods), with Reports of Independent Auditors

                         Report of Independent Auditors





To the Board of Directors and Shareholder
Roadway Next Day Corporation

We have audited the accompanying consolidated balance sheet of Roadway Next Day Corporation formerly Arnold Industries, Inc. as of December 31, 2001, and the related consolidated statements of income, shareholders' equity, parent company investment and cash flows for the one-month period ended December 31, 2001 and the eleven-month period ended November 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roadway Next Day Corporation as of December 31, 2001, and the consolidated results of its operations and its cash flows for the one-month period ended December 31, 2001 and the eleven-month period ended November 30, 2001, in conformity with accounting principles generally accepted in the United States.




                                                               ERNST & YOUNG LLP
Akron, Ohio
January 23, 2002

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Shareholders of Arnold Industries, Inc.

In our opinion, the consolidated balance sheet as of December 31, 2000 and the related consolidated statements of income, changes in shareholders' equity, and cash flows and for each of the two years in the period ended December 31, 2000 (included as exhibit 99.3 in this Form 10-K) present fairly, in all material respects, the financial position, results of operations and cash flows of Arnold Industries, Inc. and its subsidiaries (predecessor to Roadway Next Day Corporation) at December 31, 2000 and for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of Arnold Industries, Inc. for any period subsequent to December 31, 2000.

..

PricewaterhouseCoopers LLP


One South Market Square
Harrisburg, Pennsylvania
March 2, 2001

                          Roadway Next Day Corporation

                           Consolidated Balance Sheets

                                               SUCCESSOR       PREDECESSOR
                                                COMPANY          COMPANY
                                            -----------------------------------
                                                       DECEMBER 31
                                                  2001             2000
                                            -----------------------------------
                                                     (in thousands)
ASSETS
Current assets
   Cash and cash equivalents                   $      34,052    $      31,213
   Marketable securities                               7,857            6,121
   Accounts receivable, net                           36,867           55,166
   Prepaid expenses and supplies                       4,570            7,468
   Deferred income taxes                               5,424            3,315
                                            -----------------------------------
Total current assets                                  88,770          103,283

 Carrier operating property, at cost                 185,608          402,903
   Less allowance for depreciation                     2,334          170,987
                                            -----------------------------------
Net carrier operating property                       183,274          231,916

 Goodwill, net                                       253,532           11,272
 Other long-term assets                               20,060           10,376
                                            -----------------------------------
Total assets                                   $     545,636    $     356,847
                                            ===================================

                          Roadway Next Day Corporation

                           Consolidated Balance Sheets

                                                                                   SUCCESSOR       PREDECESSOR
                                                                                    COMPANY          COMPANY
                                                                                -----------------------------------
                                                                                           DECEMBER 31
                                                                                      2001             2000
                                                                                -----------------------------------
                                                                                         (in thousands)
LIABILITIES, SHAREHOLDERS' EQUITY,
   AND PARENT COMPANY INVESTMENT
Current liabilities:
   Accounts payable                                                                $      13,460    $      14,868
   Income taxes payable                                                                   23,801            2,183
   Salaries and wages                                                                      9,668           10,983
   Current portion of long-term debt                                                           -            3,188
   Current portion payable to Roadway Corporation                                         18,000                -
   Freight and casualty claims payable                                                     6,662            5,232
                                                                                -----------------------------------
Total current liabilities                                                                 71,591           36,454

Long-term liabilities:
   Casualty claims and other                                                               2,012            2,001
   Deferred income taxes                                                                  36,292           39,072
   Accrued pension benefits                                                                1,875            1,986
   Long-term debt                                                                              -            1,176
   Payable to Roadway Corporation                                                        307,000                -
                                                                                -----------------------------------
Total long-term liabilities                                                              347,179           44,235

Shareholders' equity and parent company investment:
   Common stock, par value $1.00;
     100,000,000 shares authorized,
     29,942,628 shares issued and outstanding                                                  -           29,942
   Additional paid in capital                                                                  -            2,017
   Retained earnings                                                                           -          284,862
   Treasury stock at cost; 5,294,652 shares at December 31, 2000                               -          (40,663)
                                                                                -----------------------------------
 Shareholders' equity and parent company investment                                      126,866          276,158
                                                                                -----------------------------------
Total liabilities, shareholders' equity,
   and parent company investment                                                   $     545,636    $     356,847
                                                                                ===================================


See accompanying notes.

                          Roadway Next Day Corporation

                        Statements of Consolidated Income


                                                SUCCESSOR
                                                 COMPANY                        PREDECESSOR COMPANY
                                            ------------------- ------------------------------------------------------
                                                ONE MONTH        ELEVEN MONTHS         YEAR              YEAR
                                                  ENDED              ENDED             ENDED             ENDED
                                              DECEMBER 31,        NOVEMBER 30,     DECEMBER 31,      DECEMBER 31,
                                                  2001                2001             2000              1999
                                            --------------------------------------------------------------------------
                                                             (in thousands, except per share data)
Revenue                                        $     26,981        $    410,942     $    462,365      $    428,231

Operating expenses:
   Salaries, wages and benefits                      13,734             202,939          212,403           198,079
   Operating supplies and expenses                    4,150              68,929           74,927            64,273
   Purchased transportation                           3,791              48,421           58,633            57,856
   Operating taxes and licenses                         668               9,886           11,173            10,683
   Insurance and claims                                 923              10,219           10,081            11,328
   Provision for depreciation                         2,334              30,489           33,705            31,892
   Gain on sale of carrier operating
    property                                            (42)               (195)          (1,977)           (1,723)
                                            --------------------------------------------------------------------------
Total operating expenses                             25,558             370,688          398,945           372,388
                                            --------------------------------------------------------------------------
Operating income                                      1,423              40,254           63,420            55,843

Other income (expense)
   Interest expense                                  (2,022)               (216)          (1,646)           (1,353)
   Other, net                                           (74)             (6,806)           1,304               353
                                            --------------------------------------------------------------------------
                                                     (2,096)             (7,022)            (342)           (1,000)
                                            --------------------------------------------------------------------------
(Loss) income before income taxes                      (673)             33,232           63,078            54,843
(Benefit) provision for income taxes                   (408)             10,861           23,541            20,189
                                            --------------------------------------------------------------------------
Net (loss) income                              $       (265)       $     22,371     $     39,537      $     34,654

Earnings per share - basic                                -                   -     $       1.61      $       1.40
Earnings per share - diluted                              -                   -     $       1.59      $       1.39


See accompanying notes.

                          Roadway Next Day Corporation

                 Statements of Consolidated Shareholders' Equity
                          and Parent Company Investment



                                            ---------------------------------------------------------------------------
                                                                             ADDITIONAL
                                                                 COMMON        PAID-IN      RETAINED      TREASURY
                                                  TOTAL           STOCK        CAPITAL      EARNINGS        STOCK
                                            ---------------------------------------------------------------------------
PREDECESSOR COMPANY
Balance--January 1, 1999                       $  226,400       $    29,942   $      658    $  232,418    $  (36,618)
   Net income                                      34,654                 -            -        34,654             -
   Distribution of treasury stock due to
     exercise of stock options                      1,219                 -          927             -           292
   Purchase of treasury stock                      (3,180)                -            -             -        (3,180)
   Cash dividends paid                            (10,911)                -            -       (10,911)            -
                                            ---------------------------------------------------------------------------
Balance--December 31, 1999                        248,182            29,942        1,585       256,161       (39,506)

   Net income                                      39,537                 -            -        39,537             -
   Distribution of treasury stock due to
     exercise of stock options                        666                 -          432             -           234
   Purchase of treasury stock                      (1,391)                -            -             -        (1,391)
   Cash dividends paid                            (10,836)                -            -       (10,836)            -
                                            ---------------------------------------------------------------------------
Balance--December 31, 2000                        276,158            29,942        2,017       284,862       (40,663)

   Net income                                      22,371                                       22,371             +
   Distribution of treasury stock due to
     exercise of stock options                          -                 -        1,667             -        (1,667)
   Cash dividends paid                            (10,902)                -            -       (10,902)            -
   Sales of treasury stock                          2,084                 -            -             -         2,084
                                            ---------------------------------------------------------------------------
Balance--November 30, 2001                     $  289,711       $    29,942   $    3,684    $  296,331    $  (40,246)
                                            ===========================================================================

SUCCESSOR COMPANY
Acquisition of Arnold Industries Inc. by
    Roadway Corporation                       $   453,831
Push down of Roadway Corporation long-term
    debt                                         (325,000)
Push down of Roadway Corporation long-term
    debt related costs                             10,826
Net loss                                             (265)
Transfer to parent                                (12,526)
                                            -------------------
Parent company investment
    December 31, 2001                         $   126,866
                                            ===================

See accompanying notes.

                          Roadway Next Day Corporation

                      Statements of Consolidated Cash Flows


                                                            SUCCESSOR
                                                             COMPANY                        PREDECESSOR COMPANY
                                                         ------------------ ------------------------------------------------------
                                                            ONE MONTH         ELEVEN MONTHS         YEAR             YEAR
                                                              ENDED               ENDED            ENDED             ENDED
                                                           DECEMBER 31,       NOVEMBER 30,      DECEMBER 31,     DECEMBER 31,
                                                               2001               2001              2000             1999
                                                         -------------------------------------------------------------------------
                                                                                     (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                           $       (265)      $   22,371        $     39,537     $     34,654
Adjustments to reconcile net (loss) income to net cash
   provided by operating activities:
     Depreciation and amortization                                 2,334           30,489              34,218           32,406
     Gain on sale of carrier operating property                      (42)            (195)             (1,977)          (1,723)
     (Benefit) provision for deferred taxes                       (2,617)          (2,272)              2,305            4,408
     Changes in assets and liabilities:
       Accounts receivable                                        13,167           (5,569)             (3,223)          (9,652)
       Other assets                                                  592            1,100               1,476               (6)
       Accounts payable and accrued items                         (9,077)           6,012               3,662           (5,814)
       Long-term liabilities                                         (74)              92                 150              114
                                                         -------------------------------------------------------------------------
Net cash provided by operating activities                          4,018           52,028              76,148           54,387

CASH FLOWS FROM INVESTING ACTIVITIES
Sales (purchases) of marketable securities, net                    1,410           (3,146)             (4,016)           2,743
Business acquisition, net of cash acquired                             -                -              (3,683)               -
Purchases of carrier operating property                           (1,219)         (27,593)            (29,901)         (69,687)
Repayment on notes receivable from owner operators and
   others                                                              -                -               1,508            1,158
Sales of carrier operating property                                  869                -              10,197           12,148
                                                         -------------------------------------------------------------------------
Net cash provided by (used in) investing activities                1,060          (30,739)            (25,895)         (53,638)

CASH FLOWS FROM FINANCING ACTIVITIES
Long-term debt proceeds (repayments)                                   -           (2,184)            (23,710)           8,921
Dividends paid                                                         -          (10,902)            (10,836)         (10,911)
Treasury stock activity, net                                           -            2,084                (725)          (1,961)
Transfer to parent                                               (12,526)               -                   -                -
                                                         -------------------------------------------------------------------------
Net cash used in financing activities                            (12,526)         (11,002)            (35,271)          (3,951)
                                                         -------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                  (7,448)          10,287              14,982           (3,202)
Cash and cash equivalents at beginning of period                  41,500           31,213              16,231           19,433
                                                         -------------------------------------------------------------------------
Cash and cash equivalents at end of period                  $     34,052       $   41,500        $     31,213     $     16,231
                                                         =========================================================================


See accompanying notes.

                          Roadway Next Day Corporation

                   Notes to Consolidated Financial Statements

1.   BASIS OF PRESENTATION

Effective November 30, 2001 (the acquisition date), the shareholders of Arnold Industries, Inc. (Arnold) approved a definitive agreement for Roadway Corporation (Roadway) to acquire all of the outstanding shares of Arnold for $21.75 per share in cash. Aggregate cash consideration was $558,831,000 including direct acquisition costs. Included in the acquired assets of Arnold was $50,763,000 in cash which was used to partially finance the acquisition. Under the terms of the agreement, Arnold and its subsidiaries, New Penn Motor Express (New Penn), Arnold Transportation Services (ATS) and Arnold Logistics, Inc. (ARLO) became a wholly-owned subsidiary of Roadway. Also on the acquisition date, concurrent with the acquisition of Arnold, Roadway entered into an agreement with the former management team at ARLO and E.H. Arnold, Chairman, President and CEO of Arnold, to sell the Arnold's logistics business to E.H. Arnold and Arnold Logistics LLC for $105,000,000 in cash. Arnold's warehouse/logistics services ended concurrent with the sale of ARLO. On the acquisition date, Arnold Industries, Inc. was renamed Roadway Next Day Corporation (the Company).

The Company operates in the motor carrier industry, principally in the eastern United States and provides next-day less-than-truckload (LTL) and truckload (TL) freight services through its direct subsidiaries, New Penn and ATS. New Penn is a leading regional next-day ground LTL carrier operating primarily in New England and the Middle Atlantic states. Approximately 78% of New Penn's employees are represented by various labor unions, primarily the International Brotherhood of Teamsters (IBT). The current agreement with the IBT expires on March 31, 2003. ATS operates as an inter-regional irregular route and dedicated TL carrier, conducting operations east of the Mississippi and in the southwestern United States. None of ATS' employees are represented by labor unions.

Roadway's acquisition of the Company was accounted for as a purchase business combination and accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values on the acquisition date. The excess of the purchase price paid over the fair value of the net assets acquired, totaling approximately $253,532,000, has been recorded as goodwill. The purchase price allocation reflected in these financial statements for the acquisition is preliminary and may be adjusted as estimated fair values of assets acquired and liabilities assumed are finalized.

                          Roadway Next Day Corporation

1.   BASIS OF PRESENTATION (CONTINUED)

Upon the finalization of the valuation process, a portion of the amount initially classified as goodwill in the financial statements may be reclassified to tangible and identifiable intangible assets acquired, based on their estimated fair values at the date of the acquisition. Accordingly, the financial statements for the period subsequent to November 30, 2001 have been presented on the Company's new basis of accounting ("Successor Company" or "Successor Period"), while the results of its operations for the eleven-month period ended November 30, 2001 and the years ended December 31, 2000 and 1999 reflect the historical results of the predecessor company ("Predecessor Company" or "Predecessor Period").


In accordance with SEC Staff Accounting Bulletin (SAB) No. 73, Push Down Basis of Accounting Required in Certain Limited Circumstances, the net purchase price of $453,831,000 was pushed down as follows:

                                                      (in thousands)
Current assets                                           $    111,142
Carrier operating property                                    185,216
Goodwill                                                      253,532
Other assets                                                    9,475
                                                      ---------------------
Total assets                                             $    559,365
                                                      =====================

Current liabilities                                            62,668
Long-term liabilities                                          42,866
Shareholders' equity                                          453,831
                                                      ---------------------
Total liabilities and shareholders' equity               $    559,365
                                                      =====================

                          Roadway Next Day Corporation

2.   ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the amounts and operations of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

Depreciation of carrier operating property is computed by the straight-line method based on the useful lives of the assets. The useful life of structures ranges from 15-31 years and equipment from 3-10 years.

In 2001, 2000, and 1999, certain revenue equipment was sold to owner-operators for $560,000, $936,000 and $2,164,000 for interest bearing notes with established repayment terms. Land was also sold in 1999 in return for a $142,000 mortgage loan. These amounts have been treated as noncash transactions on the 2001, 2000, and 1999 statements of consolidated cash flows.

FINANCIAL INSTRUMENTS

The carrying value of the Company's financial instruments, consisting primarily of cash equivalents, marketable securities, accounts receivable, accounts payable, investments in limited partnerships, and long-term borrowings, approximates the fair value of these instruments at December 31, 2001 and 2000.

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Company does not use derivative financial instruments; therefore, the adoption of this statement had no effect on its financial position or results of operations.

                          Roadway Next Day Corporation

2.   ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

The Company sells services and extends credit based on an evaluation of the customer's financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

MARKETABLE SECURITIES

At December 31, 2001 and 2000, the Company's marketable securities consist principally of U.S. Government securities, municipal bonds, and equity securities, and have been classified as "available for sale" in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in other income in the statements of consolidated income. Interest and dividends are included in investment income.

The fair value of the Company's marketable equity securities traded on a national securities exchange is determined by the last reported sales price on the last business day of the year. U.S. Government securities are valued based on quoted market prices using yields currently available on comparable securities of issuers with similar credit ratings.

GOODWILL

Goodwill represents costs in excess of net assets of acquired businesses, which for the predecessor periods, was amortized using the straight-line method primarily over a period of 40 years. The Company evaluates the realizability of goodwill over the remaining amortization period based on the undiscounted cash flows of the businesses acquired. Should the review indicate that goodwill is not recoverable, the Company's carrying value of goodwill would be reduced to its fair value. No reduction of goodwill for impairment has been necessary to date.

                          Roadway Next Day Corporation

2.   ACCOUNTING POLICIES (CONTINUED)

GOODWILL (CONTINUED)

During July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method for all business combinations initiated after June 30, 2001. SFAS No. 141 also clarifies the criteria for recognition of intangible assets separately from goodwill. SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets. This Statement also requires an initial goodwill impairment assessment in the year of adoption and annual impairment tests thereafter. This Statement is required to be adopted on January 1, 2002. As of December 31, 2001, the Company had net unamortized goodwill of $253,532,000 related to the acquisition transaction on November 30, 2001. Goodwill amortization in 2001, 2000, and 1999 was $482,000, $345,000, and $284,000, respectively, and will be zero in 2002. The company's goodwill amortization is not deductible for tax purposes. No impairment of goodwill is expected.

CASUALTY CLAIMS PAYABLE

These accruals represent management's estimates of claims for property damage and public liability and workers' compensation. The Company manages casualty claims with assistance of a third party administrator (TPA). The Company is self-insured for these claims with retention limits that have varied over the years from $25,000 to $1,000,000. The liability balances are closely monitored by the Company and its TPA using actual adjuster evaluations of each claim. Expenses resulting from workers' compensation claims are included in salaries, wages, and benefits in the accompanying statements of consolidated income.

REVENUE RECOGNITION

For periods prior to November 30, 2001, revenues from less-than-truckload (LTL) hauling are allocated between reporting periods based on relative transit time in each reporting period with expenses recognized as incurred. Revenues from LTL hauling for periods subsequent to November 30, 2001 and from truckload hauling for all periods presented are recognized as earned on the date of freight delivery to the consignee. Related expenses are recognized as incurred. Revenues from warehousing and distribution services are recognized as the related services are rendered and associated costs are incurred.

                          Roadway Next Day Corporation

2.       ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

EARNINGS PER SHARE

Basic earnings per share is calculated using the average shares of common stock outstanding while diluted earnings per share reflects the potential dilution that could occur if stock options were exercised. The following is a reconciliation of the average shares of common stock used to compute basic earnings per share to the shares used to compute diluted earning per share as shown on the consolidated statements of income:

                                                                     2000                1999
                                                             ----------------------------------------
Net income                                                         $    39,537          $     34,654

Basic weighted average shares outstanding                           24,614,159            24,801,592
Dilutive effect of stock options                                       202,368               200,694
                                                             ----------------------------------------
Diluted weighted average shares outstanding                         24,816,527            25,002,286

Basic earnings per share                                           $      1.61          $       1.40
Diluted earnings per share                                         $      1.59          $       1.39


USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period, the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

                          Roadway Next Day Corporation

2.       ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

In the event that facts and circumstances indicate that the carrying value of intangibles and long-lived assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required.

INVESTMENTS IN LIMITED PARTNERSHIPS

The Company's investments in low-income housing limited partnerships reflect their cash investment plus the present value of required future contributions net of amortization of any excess of cost over the estimated residual value.

INCOME TAXES

The Company is included in a consolidated tax-filing group with Roadway for federal income tax purposes. The Successor Period federal and state income tax provision and related obligation included in the statement of consolidated income and consolidated balance sheet of the Company is calculated on a separate return basis as if the Company were a separate tax payer. The Company and its subsidiaries file tax returns and pay taxes due on a stand-alone basis for state income tax purposes in jurisdictions where such filings are required.

In accordance with SFAS No. 109, Accounting for Income Taxes, deferred income taxes are accounted for by the liability method, wherein deferred tax assets or liabilities are calculated on the differences between the bases of assets and liabilities for financial statement purposes versus tax purposes (temporary differences) using enacted tax rates in effect for the year in which the differences are expected to reverse. Tax expense in the consolidated statements of income is equal to the sum of taxes currently payable plus an amount necessary to adjust deferred tax assets and liabilities to an amount equal to period-end temporary differences at prevailing tax rates.

                          Roadway Next Day Corporation

2.       ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENT

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations, for a disposal of a segment of a business. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 as of January 1, 2002 and does not expect the adoption of the Statement to significantly impact the Company's financial position or results of operations.

RECLASSIFICATIONS

Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 financial statement presentation.

3.       MARKETABLE SECURITIES

At December 31, 2001 and 2000, the Company's available-for-sale securities consist primarily of municipal bonds and fixed income equity securities. Due to the nature of the instruments, their carrying value and fair market value are equal and no unrealized gains and losses exist at the balance sheet dates. The net realized losses on marketable securities recorded for the one-month period ended December 31, 2001, the eleven-month period ended November 30, 2001 and the years ended December 31, 2000 and 1999 were immaterial.

                          Roadway Next Day Corporation

4.   CARRIER OPERATING PROPERTY

Carrier operating properties consist of the following at December 31:

                                                       2001               2000
                                                 ------------------ -------------------
                                                            (in thousands)
Land                                                $     19,445      $     19,347
Structures                                                44,732           109,666
Revenue equipment                                        109,521           226,219
Other operating property                                   7,920            41,482
Construction in progress                                   3,990             6,189
                                                 ------------------ -------------------
Carrier operating property, at cost                      185,608           402,903
Less allowance for depreciation                            2,334           170,987
                                                 ------------------ -------------------
Net carrier operating property                      $    183,274      $    231,916
                                                 ================== ===================


5.   FINANCING ARRANGEMENTS

Long-term obligations consist of the following at December 31:

                                                                   2001            2000
                                                              -------------------------------
                                                                     (in thousands)
Payable to Roadway Corporation                                  $    325,000      $       -
Notes payable                                                              -          4,364
                                                              -------------------------------
                                                                     325,000          4,364
Less current portion                                                 (18,000)        (3,188)
                                                              -------------------------------
Long-term payable                                               $    307,000      $   1,176
                                                              ===============================

                          Roadway Next Day Corporation

5.   FINANCING ARRANGEMENTS (CONTINUED)

Amounts payable to Roadway represent debt pushed down to the Company in connection with the acquisition of Arnold, wherein Roadway secured a new $325 million senior credit facility. In addition, Roadway issued $225,000,000 of 8 1/4% senior notes due December 1, 2008. Interest on the notes is due semi-annually June 1 and December 1, commencing June 1, 2002. At December 31, 2001, the carrying value of the notes approximates fair value. The senior credit facility utilized by Roadway to partially finance the acquisition of the Company includes a five-year $175,000,000 senior term loan, which was drawn in full. After-tax proceeds of $75,000,000 from the sale of ARLO were used to immediately pay down borrowings on this facility. As of December 31, 2001, $100,000,000 was outstanding under the term loan facility accruing interest at a rate of LIBOR plus 1.50% (3.89% effective rate) with quarterly installments beginning January 1, 2002 ranging from $2,500,000 in 2002 to $7,500,000 in 2006.

At December 31, 2001, Roadway has in place a five-year, $150,000,000 senior revolving credit facility (revolver) with a $100,000,000 sublimit for letters of credit. Pricing under the revolving credit facility and the term loan is at a fluctuating rate as determined by Credit Suisse First Boston (CSFB) or LIBOR, plus an additional margin of 0.50% and 1.50%, respectively. In addition, there is a commitment fee of 0.40% on undrawn amounts on the revolver. As of December 31, 2001 there were no amounts outstanding under the revolving credit facility, but availability had been reduced by $52,160,000 as a result of the issuance of letters of credit, primarily related to casualty claims for Roadway's subsidiaries including the Company.

The credit facility borrowings and the senior notes rank equally and are secured by a first-priority perfected lien on all of the capital stock of the Company and Roadway Express, Inc., an affiliated entity wholly-owned by Roadway, and are also supported by guarantees provided by the Company and its subsidiaries and Roadway's other current material subsidiaries and all future material subsidiaries.

Under certain conditions, mandatory prepayments may be required under the senior revolver and the term loan. Aggregate maturities of long-term debt for the next five years are: 2002--$18,000,000; 2003--$14,000,000; 2004--$18,000,000;
2005--$23,000,000; and 2006--$27,000,000.

                          Roadway Next Day Corporation

5.   FINANCING ARRANGEMENTS (CONTINUED)

Roadway's financial liquidity and consolidated results of operations, including the ability to make required payments with respect to its indebtedness and other obligations, are dependent on the financial condition and results of operations of its subsidiaries. There are no restrictions on the ability of the Company to transfer funds to Roadway.

At December 31, 2000, the Company owed $2,910,000 for amounts outstanding under its insurance premium financing arrangement with a third party. The initial transaction was recorded in prepaid expenses and supplies and long-term debt in the 2000 consolidated balance sheet and as such is a noncash transaction in the 2000 statement of consolidated cash flows. Under the terms of the arrangement in 2000, the premium amounts were due in equal monthly installments through June of the subsequent fiscal year and bear interest at 7.25%. No such financing arrangement existed at December 31, 2001. Other notes payable at December 31, 2000 totaled $1,454,000 and were primarily related to a contractual obligation resulting from a previous business combination (see Note 13). At December 31, 2000, the Company had approximately $4,000,000 of outstanding letters of credit related to casualty claims.

Interest paid under these arrangements amounted to $2,022,000 in the one-month period ended December 31, 2001, $216,000 in the eleven-month period ended November 30, 2001, $1,661,000 in 2000, and $1,315,000 in 1999.

6.   INCOME TAXES

Consolidated income tax (benefit) expense consists of the following:

                                        SUCCESSOR
                                         COMPANY                      PREDECESSOR COMPANY
                                     ----------------------------------------------------------------------
                                        ONE MONTH      ELEVEN MONTHS        YEAR              YEAR
                                          ENDED            ENDED            ENDED             ENDED
                                      DECEMBER 31,     NOVEMBER 30,     DECEMBER 31,      DECEMBER 31,
                                          2001             2001             2000              1999
                                     ----------------------------------------------------------------------
                                                                (in thousands)
Currently payable:
   Federal                              $     2,023      $    10,666     $    17,447       $    12,860
   State                                        186            2,467           3,789             2,921
                                     ----------------------------------------------------------------------
                                              2,209           13,133          21,236            15,781

Deferred:
   Federal                                   (2,347)          (1,967)          1,983             3,707
   State                                       (270)            (305)            322               701
                                     ----------------------------------------------------------------------
                                             (2,617)          (2,272)          2,305             4,408
                                     ----------------------------------------------------------------------
Total income tax (benefit) expense      $      (408)     $    10,861     $    23,541       $    20,189
                                     ----------------------------------------------------------------------

                          Roadway Next Day Corporation

6.   INCOME TAXES (CONTINUED)

The effective income tax rates differ from the federal statutory rates as set forth in the following reconciliation:

                                     SUCCESSOR
                                      COMPANY                        PREDECESSOR COMPANY
                                 ------------------- ------------------------------------------------------
                                     ONE MONTH        ELEVEN MONTHS         YEAR              YEAR
                                       ENDED              ENDED             ENDED             ENDED
                                   DECEMBER 31,        NOVEMBER 30,     DECEMBER 31,      DECEMBER 31,
                                       2001                2001             2000              1999
                                 --------------------------------------------------------------------------
Statutory federal income tax           (35.0%)              35.0%            35.0%             35.0%
   rate
State income taxes, net of
   federal income tax benefit           (8.1)                4.2              4.2               4.3
Non-deductible operating costs          (0.2)                0.6             (1.9)             (2.5)
Other, net                             (17.3)               (7.1)             -                 -
                                 --------------------------------------------------------------------------
                                       (60.6%)              32.7%            37.3%             36.8%
                                 ==========================================================================


Income tax payments amounted to $1,302,000 in the one-month period ended December 31, 2001, $18,544,000 in the eleven-month period ended November 30, 2001, $20,424,000 in 2000 and $14,162,000 in 1999.

Significant components of the Company's deferred taxes at December 31 are as follows:

                                                                                2001               2000
                                                                         ----------------------------------------
                                                                                     (in thousands)
     Deferred tax assets:
          Freight and casualty claims                                       $     2,700           $    1,660
          Accrued employee benefits                                               3,601                3,226
          Other                                                                     756                1,877
                                                                         ----------------------------------------
     Total deferred tax assets                                                    7,057                6,763
     Deferred tax liabilities:
          Depreciation                                                           35,729               40,076
          Other                                                                   2,196                2,444
                                                                         ----------------------------------------
     Total deferred tax liabilities                                              37,925               42,520
                                                                         ----------------------------------------
     Net deferred tax liabilities                                           $    30,868           $   35,757
                                                                         ========================================

                          Roadway Next Day Corporation

7.   LEASES

The Company leases certain property under noncancellable operating leases requiring minimum future rentals aggregating approximately $1,490,000 payable as follows: 2002--$437,000; 2003--$362,000; 2004--$330,000; 2005--$244,000; 2006
and thereafter $117,000. Rental expense under such operating leases was approximately $43,000 for the one-month period ended December 31, 2001, $3,533,000 for the eleven-month period ended November 30, 2001, and $3,100,000 and $2,629,000 in 2000 and 1999, respectively.

8.   EMPLOYEE BENEFIT PLANS

The Company charged to operations $972,000, $11,070,000, $12,178,000, and
$10,616,000 during the one-month ended December 31, 2001, the eleven-months ended November 30, 2001, and the years ended December 31, 2000 and 1999, respectively, for contributions to multi-employer pension plans for employees subject to labor contracts. The Company also charged to operations $858,000, $10,214,000, $10,759,000, and $9,250,000 during the same time periods for contributions to multi-employer plans that provide health and welfare benefits to employees and certain retirees who are or were subject to labor contracts. These amounts were determined in accordance with provisions of industry labor contracts. Under provisions of the Multi-employer Pension Plan Act of 1980, total or partial withdrawal from a plan would result in an obligation to fund a portion of the plan's unfunded vested liability. Management has no intention of changing operations so as to subject the Company to any material obligation.

The Company also has a trusteed profit sharing plan and two 401(k) plans for employees meeting certain eligibility requirements. The Company contributed approximately $140,000, $1,575,000, $1,627,000 and $1,569,000 to the profit sharing plan, and $35,000, $523,000, $448,000, and $329,000 to the 401(k) plans during the one-month ended December 31, 2001, the eleven-months ended November 30, 2001, and the years ended December 31, 2000 and 1999, respectively.

The Company also provides an unfunded, supplemental defined benefit pension plan for certain key officers and employees. The actuarially determined benefit obligation recorded by the Company was $1,875,000 and $1,986,000 at December 31, 2001 and 2000, respectively. Net periodic benefit expense during the one-month period ended December 31, 2001, the eleven-month period ended November 30, 2001 and the years ended December 31, 2000 and 1999 amounted to $14,000, $154,000, $161,000 and $167,000, respectively. Total benefits paid to plan participants in 2001, 2000, and 1999 were $70,000, $63,000, and $47,000, respectively. The discount rates utilized in 2001, 2000 and 1999 were 7.0%, 7.0% and 6.5%, respectively. As a result of the acquisition by Roadway, the accrued benefit obligation was reduced by $209,000.

                          Roadway Next Day Corporation

9.   STOCK OPTION AND STOCK PURCHASE PLANS

The Company sponsored stock option plan was terminated effective November 30, 2001, in connection with the acquisition by Roadway.

Arnold had approximately 1,483,000 options outstanding with an aggregate intrinsic value (the difference between the exercise price of the options and the purchase price of $21.75 per share) of approximately $12,520,000 at November 30, 2001. All of the outstanding options were settled in connection with the acquisition for cash. The option settlement payment was reimbursed by Roadway, and consequently did not impact on the Company's results of operations for the eleven-month Predecessor period ended November 30, 2001.

Transactions and other information relating to Arnold's stock option plans for the period from January 1, 1999 to November 30, 2001 are summarized below:

                                                                                                 WEIGHTED
                                                                              WEIGHTED            AVERAGE
                                                                              AVERAGE          FAIR VALUE OF
                                                             STOCK            EXERCISE        OPTIONS GRANTED
                                                            OPTIONS            PRICE         DURING THE PERIOD
                                                       ----------------------------------------------------------
     Options outstanding--January 1, 1999                     1,658,100       $  13.27
         Options granted                                        310,950          11.19            $  3.67
         Options exercised                                     (109,472)         11.13
         Options expired                                        (63,078)         15.19
                                                       -------------------

     Options outstanding--December 31, 1999                   1,796,500          12.97
         Options granted                                         16,000          12.35            $  4.69
         Options exercised                                      (87,650)          7.60
         Options expired                                        (46,750)         12.57
                                                       -------------------

     Options outstanding--December 31, 2000                   1,678,100          13.25
         Options granted                                              -              -            $     -
         Options exercised                                     (158,790)         14.15
         Options forfeited                                      (36,050)
         Options settled                                     (1,483,260)         13.31
                                                       -------------------

     Options outstanding--November 30, 2001                            -      $     -
                                                       ===================

                          Roadway Next Day Corporation

9.   STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)

Exercisable options outstanding at December 31, 2000 and 1999 were 978,962 and 1,006,821, respectively.

As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based awards to employees. Under APB Opinion No. 25, compensation expense is not recognized in the Company's financial statements because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

Under SFAS No. 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the vesting period. Had compensation cost been determined under SFAS No. 123, based on the Black-Scholes value at the grant date, Arnold's pro forma net income would have been reduced by $534,000 for the eleven-month period ended November 30, 2001 and by $582,000, and $524,000 in 2000 and 1999, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. No options were issued during 2001. The following table shows the weighted-average valuation assumptions used:

                                                    Predecessor Company
                                        ------------------- -- --------------------
                                              Year                    Year
                                              Ended                  Ended
                                          December 31,            December 31,
                                              2000                    1999
                                        ------------------- -- --------------------
Expected Life                               6.0 years              6.0 years
Risk-free interest rate                         5.9%                   6.2%
Volatility                                     32.6%                  34.3%
Dividend Yield                                  2.9%                   3.0%

                          Roadway Next Day Corporation

9.   STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)

STOCK PURCHASE PLAN

Prior to the acquisition by Roadway, Arnold maintained a stock purchase plan which was available to all eligible employees. Under the plan, subscriptions of each subscribing employee were remitted to a custodian for investment in the common stock of Arnold. Minimum and maximum contributions under the plan were $520 and $5,200, respectively, for each employee in any year. On at least a monthly basis, the custodian purchased the stock in the over-the-counter market and Arnold allocated all shares purchased based on the average price for all purchases and individual payroll deduction amounts. Under the plan, Arnold was responsible for all costs of stock purchases and stock sales within the plan, as well as any administrative costs related to the issuance of stock certificates. Employees were responsible for any stock certificate sale or transfer expenses.

10.  SEGMENT INFORMATION

The Company provides freight services primarily in two business segments: New Penn and ATS. The New Penn segment provides next day service in the Northeast region of the United States. The ATS segment provides irregular route and dedicated services throughout the eastern, midwestern, and southwestern regions of the United States. A third segment, ARLO, specialized in integrated distribution services, order fulfillment and contract packaging services primarily in Pennsylvania and Texas. ARLO was discontinued concurrent with the sale of ARLO as described in Note 1.

The reportable segments are identified based on differences in products, services and management structure. The accounting policies of each business segments are consistent with those described in Note 2, Accounting Policies. The measurement basis of segment profit or loss is operating income. Business segment assets consist primarily of customer receivables, net carrier operating property and goodwill. No single customer represented 10% or more of the Company's sales during any period presented.

                          Roadway Next Day Corporation

10.  SEGMENT INFORMATION (CONTINUED)

The following table presents information about reported segments for the one-month Successor Period, the eleven-month Predecessor Period and the years ending December 31, 2000 and 1999:

                                             NEW
                                             PENN            ATS              ARLO            TOTAL
                                        ------------------------------------------------------------------
                                                                 (in thousands)
2001 SUCCESSOR PERIOD:
   Operating revenues                      $   14,124     $   12,857       $        -       $   26,981
   Operating income                               936            488                -            1,424
   Total assets                               352,113        192,313                -          544,426
   Depreciation and amortization                  967          1,327                -            2,294
   Purchase of property and equipment             819            334                -            1,153


2001 PREDECESSOR PERIOD:
   Operating revenues                      $  199,683     $  158,676       $   52,583       $  410,942
   Operating income                            29,797          3,864            6,256           39,917
   Total assets                               174,852        131,558           59,682          366,092
   Depreciation and amortization               10,971         14,991            3,988           29,950
   Purchase of property and equipment          16,588          4,155            6,263           27,006


2000:
   Operating revenues                      $  235,997     $  178,546       $   47,822       $  462,365
   Operating income                            49,305          7,202            6,928           63,435
   Total assets                               184,178        133,116           57,129          374,423
   Depreciation and amortization               11,789         17,393            3,913           33,095
   Purchase of property and equipment          19,694          5,735            2,809           28,238


1999:
   Operating revenues                      $  215,609     $  175,599       $   37,023       $  428,231
   Operating income                            44,775          5,851            5,460           56,086
   Total assets                               161,511        159,005           50,541          371,057
   Depreciation and amortization               10,969         17,822            2,678           31,469
   Purchase of property and equipment          14,327         37,712           15,869           67,908

                          Roadway Next Day Corporation

10.  SEGMENT INFORMATION (CONTINUED)

A reconciliation of total segment operating income to consolidated net income before taxes for the one-month period ended December 31, 2001, the eleven-month period ended November 30, 2001 and the years ended December 31, 2000 and 1999, and for total segment assets to consolidated assets at December 31, 2001 and 2000 are as follows:

                                     SUCCESSOR
                                      COMPANY                        PREDECESSOR COMPANY
                                 ------------------- ------------------------------------------------------
                                     ONE MONTH        ELEVEN MONTHS         YEAR              YEAR
                                       ENDED              ENDED             ENDED             ENDED
                                   DECEMBER 31,        NOVEMBER 30,     DECEMBER 31,      DECEMBER 31,
                                       2001                2001             2000              1999
                                 --------------------------------------------------------------------------
                                                              (in thousands)
Total segment operating income      $      1,424        $     39,917     $     63,435      $     56,086
Unallocated corporate operating
   income (loss)                              (1)                337              (15)             (243)
Interest (expense)                        (2,022)               (216)          (1,646)           (1,353)
Other (expense) income, net                  (74)             (6,806)           1,304               353
                                 ------------------- ------------------------------------------------------
Consolidated net (loss) income
   before income taxes              $       (673)       $     33,232     $     63,078      $     54,843
                                 =================== ======================================================


Total segment assets                $    544,426        $    366,092     $    374,423      $    371,057
Unallocated corporate assets              21,671              29,813           14,279             7,206
Elimination of intercompany
   balances                              (20,461)            (22,597)         (31,855)          (32,520)
                                 ------------------- ------------------------------------------------------
Consolidated assets                 $    545,636        $    373,308     $    356,847      $    345,743
                                 =================== ======================================================


11.  COMMITMENTS AND CONTINGENCIES

Various legal proceedings arising from the normal conduct of business are pending but, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

                          Roadway Next Day Corporation

12.  RELATED PARTY TRANSACTIONS

Accounting and legal fees totaling approximately $1,070,000, $909,000 and $877,000 in the eleven-month period ended November 30, 2001, and the years ending December 31, 2000 and 1999, respectively, were paid or accrued to firms in which certain directors had financial interests in Arnold prior to the acquisition.

13.  ACQUISITION OF BUSINESS

In October 2000, Arnold acquired substantially all of the assets of National Corporate Marketing, Inc. (NCM), consisting primarily of accounts receivable and property, plant and equipment in exchange for cash of $3,683,000. The acquisition was accounted for under the purchase method of accounting and the net assets acquired were included in the ARLO segment of the Company which was included in the concurrent sale of ARLO described in Note 1.

Under the terms of the purchase agreement, Arnold was required to make additional payments to the former owners of NCM if specific earnings targets were met. In addition, the terms of the purchase agreement provide for the acceleration of the contingent payment upon a change in control in the business. As a result of the acquisition by Roadway, total contingent consideration of approximately $2,900,000 was required to be paid to the former owners of NCM, with $1,400,000 payable as a result of the change in control provision. Arnold paid the $1,500,000 earned prior to the acquisition and the buyers of ARLO and Roadway each agreed to pay $700,000 of the additional $1,400,000 obligation during 2001. The additional payments were recorded as goodwill and included in the ARLO segment which was sold on November 30, 2001.

                          Roadway Next Day Corporation

14.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company's results of operations for the four quarters of 2001 and 2000 are as follows:

                                              PREDECESSOR                           PREDECESSOR       SUCCESSOR
                                                COMPANY                               COMPANY         COMPANY
                          ---------------    ---------------    ---------------    ----------------------------------

          2001                FIRST              SECOND             THIRD                       FOURTH
          ----            ---------------    ---------------    ---------------    ----------------------------------
Revenues                    $  111,007         $  114,101         $  110,681         $   75,153          $  26,981
Operating income                11,343             13,203              9,952              5,756              1,423
Net income (loss)                7,387              8,338              5,507              1,139               (265)


          2000
          ----

Revenues                    $  114,833         $  117,340         $  115,309         $  114,883          $       -
Operating income                14,520             17,746             15,825             15,329                  -
Net income                       8,979             10,893              9,851              9,814                  -